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                                                                   EXHIBIT 1(iv)


COWEN FUNDS, INC.
ARTICLES OF AMENDMENT

COWEN FUNDS, INC., a Maryland corporation having its principal place of business in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: The charter of the Corporation is hereby amended by amending Article V, sections (1) and (2) of the Amended Articles of Incorporation to read as follows:

(1) The total number of shares of capital stock that the Corporation shall have authority to issue is three billion (3,000,000,000) shares of the par value of one-tenth of one cent ($.001) per share (the "Shares") and of the aggregate par value of three million dollars ($3,000,000), all of which three billion (3,000,000,000) Shares are initially designated Common Stock.

(2) The Board of Directors of the Corporation is authorized, from time to time, to classify or to reclassify, as the case may be, any unissued Shares of the Corporation, whether now or hereafter authorized, in separate series ("Series") and in separate classes within Series. The Shares of said Series and classes shall have such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as shall be fixed and determined from time to time by the Board of Directors. The Board of Directors is authorized to increase or decrease the number of Shares of any Series or class within a Series, but the number of Shares of any Series or any such class shall not be decreased by the Board of Directors below the number of Shares thereof then outstanding.

SECOND: The charter of the Corporation is hereby further amended by (i) amending the introductory language in Article V, section (3) of the Amended Articles of Incorporation, (ii) amending paragraphs (i), (n) and (o) of Article V, section
(3) of the Amended Articles of Incorporation, (iii) relettering paragraph (p) of
Article V, section (3) of the Amended Articles of Incorporation as paragraph (q) thereof, and (iv) inserting a new paragraph (p) in Article V, section (3) of the Amended Articles of Incorporation, items (i), (ii), (iii) and (iv) above to read as follows:

(3) There is hereby established and classified (a) a Series of stock comprised of seven hundred fifty million (750,000,000) Shares to be known as the "Cowen Special Value Fund," of which two hundred fifty million (250,000,000) Shares, two hundred fifty million (250,000,000) Shares and two hundred fifty million (250,000,000) Shares, respectively,
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are classified as Class A Common Stock, Class B Common Stock and Class C Common
Stock, respectively, of that Series, (b) a Series of Stock comprised of seven hundred fifty million (750,000,000) Shares to be known as the "Cowen
Opportunity Fund," of which two hundred fifty million (250,000,000) Shares, two hundred fifty million (250,000,000) Shares and two hundred fifty million (250,000,000) Shares, respectively, are classified as Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, of that Series,
(c) a Series of Stock comprised of seven hundred fifty million (750,000,000) Shares to be known as the "Cowen Intermediate Fixed Income Fund" and (d) a Series of Stock comprised of seven hundred fifty million (750,000,000) Shares to be known as the "Cowen Tradition Fixed Income Fund." Without limiting the authority of the Board set forth herein to establish and designate any further Series or classes within Series, and to classify and to reclassify any unissued Shares, Shares of each Series, now authorized and hereafter authorized, shall be subject to the following provisions:

* * * *

(i) In the absence of any specification as to the purpose for which Shares of stock of the Corporation are redeemed or purchased by it, all Shares so redeemed or purchased shall be deemed to be retired in the sense contemplated by the laws of the State of Maryland and the number of the authorized Shares of stock of the Corporation shall not be reduced by the number of any Shares redeemed or purchased by it. Until their classification is changed in accordance with section (2) of this Article V, all Shares so redeemed or purchased shall continue to belong to the same Series and class to which they belonged at the time of their redemption or purchase.

* * * *

(n) Except as hereinafter provided, on each matter submitted to a vote of the stockholders, each holder of a Share of stock shall be entitled to one vote for each Share standing in his name on the books of the Corporation irrespective of the Series or class thereof. All holders of Shares of stock shall vote as a single class except as may otherwise be required by law pursuant to the Investment Company Act of 1940 or regulations thereunder, as from time to time amended (the "1940 Act") or pursuant to the Order, as hereinafter defined, or pursuant to any other applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, and except with respect to any matter which the Board of Directors has determined affects only one or more Series or classes of stock, in which case only the holders of Shares of the Series, class or classes, as the case may be, affected shall be entitled to vote.
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(o) The presence in person or by proxy of the holders of one-third of the
Shares of capital stock of the Corporation outstanding and entitled to vote thereat shall constitute a quorum for the transaction of business at a stockholders' meeting, except that where any provision of law or of these Amended Articles of Incorporation permits or requires that holders of any Series or class within a Series shall vote as a separate Series or class, then one-third of the aggregate number of Shares of capital stock of that Series or class outstanding and entitled to vote thereat shall constitute a quorum for the transaction of business by that Series or class.

(p) The classes within each Series will be invested in a common investment portfolio and shall also be subject to the following preferences, conversion and other rights, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

(i) The income of the Series and those expenses and liabilities that are not attributable to any particular class of Shares within the Series shall be allocated among the classes in the Series in accordance with the net assets of the Series attributable to each such class or as otherwise determined by the Board of Directors, but, in any event, in a manner consistent with the provisions of the Order, as defined in subparagraph (iii) below.

(ii) The liabilities and expenses attributable to each of the classes within a Series shall be determined separately from those of each other and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of Shares of the Corporation's stock may vary from class to class within a Series. Except for these differences and certain other differences set forth in this Article V, the classes within a Series shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

(iii) The dividends and distributions of investment income and capital gains with respect to the classes of Shares within a Series shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary among the classes within the Series to reflect differing allocations of the liabilities and expenses of the Series among the classes and any resultant differences among the net asset values per Share of the classes within the Series, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the classes within a Series shall be determined conclusively by the Board of Directors in a manner that is consistent with any order issued by the Securities and Exchange Commission in connection
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with the application for exemption filed by Cowen Funds, Inc., Cowen Income +
Growth Fund, Inc., Cowen Standby Reserve Fund, Inc., Cowen Standby Tax-Exempt Reserve Fund, Inc., and Cowen & Company and any amendment to such order or any rule or interpretation under the 1940 Act that modifies or supersedes such order (the "Order").

(iv) The proceeds of the redemption of a Share (including a fractional Share) of any class of Common Stock within any Series shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such Share.

(q) The Corporation may issue Shares in fractional denominations to the same extent as its whole Shares, and any fractional Share shall carry proportionately the rights of a whole Share including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation. A fractional Share shall not, however, have the right to receive a certificate evidencing it.

THIRD:  The charter of the Corporation is hereby further amended by amending
Article VI, section (2), paragraphs (iii) and (iv) of the Amended Articles of Incorporation to read as follows:

(iii) Without the assent or vote of the stockholders, to approve the issuance from time to time of Shares of the stock of any Series or class within a Series, whether now or hereafter authorized, and securities convertible into Shares of stock of the Corporation of any Series or any class within a Series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

(iv) Notwithstanding anything in these Amended Articles of Incorporation to the contrary, to establish in its absolute discretion the basis or method for determining the value of the assets belonging to or attributable to any Series or any class within a Series, the amount of the expenses and liabilities belonging to or attributable to any Series or class within a Series, and the net asset value of each Share of any Series or class within a Series of the Corporation's stock for purposes of sales, redemptions, repurchases of Shares or otherwise.

FOURTH: The charter of the Corporation is further amended by amending Article VIII of the Amended Articles of Incorporation to read as follows:

ARTICLE VIII
NET ASSET VALUE

The Board of Directors shall have the power and duty to determine from
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time to time the net asset value per Share of each Series, or class within a
Series, of stock of the Corporation, as the case may be, at such times and by such methods as it shall determine subject to any restrictions or requirements under the 1940 Act and the rules, regulations and interpretations thereof promulgated or issued by the Securities and Exchange Commission or insofar as permitted by the Order or any other order of the Securities and Exchange Commission applicable to the Corporation. The Board of Directors may delegate such power and duty to any one or more of the directors and officers of the Corporation, to the Corporation's investment manager, to the investment adviser(s) of particular Series, to the custodian or depository of the Corporation's assets, to the Corporation's transfer agent, or to another agent of the Corporation.

FIFTH: The charter of the Corporation is further amended by amending Article VII of the amended Articles of Incorporation to read as follows:

ARTICLE VII
INDEMNIFICATION AND EXCULPATION

(1) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The board of directors may, through a bylaw, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(3) No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4) References to the Maryland General Corporation Law in this Article VII are to the law as from time to time amended. No amendment to the

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Amended Articles of Incorporation of the Corporation shall affect any right of any person under this Article VII based on any event, omission or proceeding prior to such amendment.

SIXTH: A. The Class A Common Stock, Class B Common Stock and Class C Common Stock of each of the Cowen Special Value Fund Series and Cowen Opportunity Fund Series shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the charter of the Corporation as herein amended. Each Share (including for this purpose a fraction of a Share) of Common Stock of the Cowen Special Value Fund Series issued and outstanding prior to these Articles of Amendment becoming effective (other than Shares held by Class C Eligible Investors as defined in Paragraph B below), shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a Share (or the same fraction of a Share) of Class A Common Stock of the Cowen Special Value Fund Series. Each Share (including for this purpose a fraction of a Share) of Common Stock of the Cowen Special Value Fund Series issued and outstanding prior to these Articles of Amendment becoming effective and held by Class C Eligible Investors, shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a Share (or the same fraction of a Share) of Class C Common Stock of the Cowen Special Value Series. Each Share (including for this purpose a fraction of a Share) of Common Stock of the Cowen Opportunity Fund Series issued and outstanding prior to these Articles of Amendment becoming effective (other than Shares held by Class C Eligible Investors), shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a Share (or the same fraction of a Share) of Class A Common Stock of the Cowen Opportunity Fund Series. Each Share (including for this purpose a fraction of a Share) of Common Stock of the Cowen Opportunity Fund Series issued and outstanding prior to these Articles of Amendment becoming effective and held by Class C Eligible Investors, shall, at such effective time, be reclassified automatically, and without any action or choice on the part of the holder, into a Share (or the same fraction of a Share) of Class C Common Stock of the Cowen Opportunity Fund Series. Outstanding certificates representing issued and outstanding Shares of Common Stock of the Cowen Special Value Fund Series and Cowen Opportunity Fund Series immediately prior to these Articles of Amendment becoming effective, shall, respectively, upon these Articles of Amendment becoming effective, be deemed to represent the same number of Shares of Class A Common Stock or Class C Common Stock, as the case may be, of the Cowen Special Value Fund Series and the Cowen Opportunity Fund Series, respectively. Certificates representing Shares of the Class A Common Stock

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and Class C Common Stock of the aforesaid Series resulting from the aforesaid reclassification need not be issued until certificates representing the Shares of Common Stock so reclassified, if issued, have been received by the Corporation or its agent duly endorsed for transfer.

B.  For purposes of Paragraph A above, "Class C Eligible Investors" shall mean
(i) employee benefit plans for employees of Cowen & Company ("Cowen") and securities dealers that participate in distribution of the particular Series of the Corporation's Shares; (ii) charitable organizations (as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended) with investments in Shares of the particular Series valued at $100,000 or more when these Articles of Amendment become effective; (iii) any pension fund, corporation, state or local government, Taft-Hartley plan, foundation and/or endowment that is a client of a consulting firm, if such consulting firm had as of the effective date of these Articles of Amendment contacted the Corporation, Cowen or any subsidiary of Cowen with respect to furnishing advice to the client of that consulting firm or with respect to the purchase of the Shares of the particular Series of the Corporation by such client; (iv) investors who hold Shares of the particular Series of the Corporation valued at $4 million or more as of the effective date of these Articles of Amendment; (v) accounts as to which a bank or broker-dealer charges an account management fee, provided the bank or broker-dealer has an agreement with Cowen relating to investment in the particular Series of the Corporation; and (vi) investors, and their spouses and minor children, who are investment advisory clients of Cowen or any of its subsidiaries or who are affiliated persons or sponsoring companies of those clients. The Corporation may determine whether a particular holder of Shares of the Corporation is within the foregoing definition of Class C Eligible Investors and any such determination shall be conclusive, absent manifest error.

SEVENTH: A. Immediately before the increase in authorized capital stock provided for in these Articles of Amendment, the total number of Shares of capital stock that the Corporation had authority to issue was five hundred million (500,000,000) shares, of the par value of one-tenth of one cent ($.001) per share, and of the aggregate par value of five hundred thousand dollars ($500,000), all of which five hundred million (500,000,000) Shares were designated as Common Stock, consisting of a Series of stock comprised of two hundred fifty million (250,000,000) Shares designated as the Cowen Opportunity Fund, a Series of stock comprised of fifty million (50,000,000) Shares designated as the Cowen Intermediate Fixed Income Fund, a Series of stock comprised of fifty million (50,000,000) shares designated as the Cowen
Tradition Fixed Income Fund, and a Series of stock comprised of one hundred fifty million (150,000,000) Shares designated as the Cowen Special Value Fund.
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B. Immediately after the increase in authorized capital stock provided for in these Articles of Amendment, the total number of shares of capital stock that the Corporation shall have authority to issue is three billion (3,000,000,000) Shares, of the par value of one-tenth of one cent ($.001) per share, and of the aggregate par value of three million dollars ($3,000,000), all of which are designated Common Stock, of which (i) two hundred fifty million (250,000,000) Shares, two hundred fifty million (250,000,000) Shares and two hundred fifty million (250,000,000) Shares, respectively, are further designated and classified as Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, of the Cowen Opportunity Fund Series, (ii) two hundred fifty million (250,000,000) Shares, two hundred fifty million (250,000,000) Shares and two hundred fifty million (250,000,000) Shares, respectively, are further designated and classified as Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, of the Cowen Special Value Fund Series,
(iii) seven hundred fifty million shares (750,000,000) are further designated as Common Stock of Cowen Intermediate Fixed Income Fund and (iv) seven hundred fifty million shares (750,000,000) are further designated as Common Stock of Cowen Tradition Fixed Income Fund.

EIGHTH: The amendment of the charter of the Corporation as herein set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner required by law and the charter of the Corporation.

NINTH: These Articles of Amendment shall become effective at 5:00 P.M. on May 6, 1994.

The undersigned President of Cowen Funds, Inc. acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendments to the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, COWEN FUNDS, INC. has caused this instrument to be executed and filed in its name and on its behalf by its President, David R. Sarns, and witnessed by its Secretary, Rodd M. Baxter, on the 28th day of April, 1994.

COWEN FUNDS, INC.

By: /s/ David R. Sarns, President

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WITNESS: /s/ Rodd M. Baxter, Secretary